Exhibit 23.1
Report and Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Pepsi Bottling Group, Inc.:
The audit referred to in our report dated February 25, 2005, with respect to the consolidated financial statements of The Pepsi Bottling Group, Inc. and subsidiaries, included the related financial statement schedule for the fiscal year ended December 25, 2004, included in this Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We consent to the incorporation by reference in the registration statements (No. 333-60428, 333-79357, 333-79369, 333-79375, 333-79365, 333-80647, 333-69622, 333-73302, 333-100786, 333-117894, 333-128992, 333-128993) on Form S-8 of The Pepsi Bottling Group, Inc. of our report dated February 25, 2005, with respect to the consolidated statements of operations, cash flows, and changes in shareholders’ equity of The Pepsi Bottling Group, Inc. and subsidiaries for the fiscal year ended December 25, 2004, and our report on the related financial statement schedule dated February 25, 2005, which reports appear in the December 30, 2006, annual report on Form 10-K of The Pepsi Bottling Group, Inc.
/s/ KPMG LLP
New York, New York
Feburary 27, 2007